Exhibit 99.1

Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RESULTS FOR 2007 FOURTH FISCAL QUARTER;
INCREASES CASH DIVIDEND 50%; PROVIDES OUTLOOK FOR FISCAL 2008
Lisle, IL, USA — August 1, 2007 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2007 fourth fiscal quarter and announced a 50% increase in the cash dividend.
2007 Fourth Fiscal Quarter Results
Revenue for the quarter ended June 30, 2007 was $791.8 million, an increase of 1.0% over the same period last fiscal year. Revenue in local currencies declined 0.9% as currency translation increased revenue by $14.9 million, compared with last year’s June quarter. Revenue for the quarter included $54.7 million from Woodhead Industries, which the Company acquired on August 10, 2006.
Net income for the June quarter was $32.7 million, or $0.18 per share. Included in the current quarter results was a charge of $36.9 million ($30.3 million after-tax or approximately $0.16 per share), relating to the previously announced restructuring program. Also included in the current quarter was the favorable resolution of an income tax contingency and other items amounting to approximately $0.04 per share. This compares with net income of $70.5 million, or $0.38 per share in the prior year quarter that included restructuring charges of $10.7 million ($7.4 million after-tax or approximately $0.04 per share). Currency translation increased net income by $0.3 million when compared to the prior year quarter.
Martin P. Slark, CEO and Vice-Chairman commented, “The June quarter operating results were within our revised outlook announced on June 18, 2007. When compared with last year’s June quarter, revenue increased in the industrial, automotive, medical and military portions of our business. However, the June quarter was significantly impacted by difficulties in the mobile phone market where revenue declined 15% from the March quarter, and by 30% compared to last year’s June quarter. While the majority of these declines are customer specific, the overall mobile phone market is currently being driven by growth in entry level phones having lower functionality and connector content. We believe this is the result of initial demand in the developing economies, and that these large markets will eventually transition to more sophisticated higher content devices. Revenue in both the consumer and data markets declined by 5 – 6% compared to last year’s June quarter, due in part to concerns regarding consumer spending as well as lingering inventory corrections at some larger customers.”

Gross profit margin for the June quarter was 30.0%, compared with 31.1% in the March quarter, and 33.0% in last year’s June quarter. The reduction from the March quarter was primarily due to revenue declines in several of the Company’s more profitable markets, resulting in higher fixed manufacturing costs as a percentage of revenue. SG&A expense for the June quarter was 20.4% of revenue, compared with 20.1% in the March quarter, and 19.6% in last year’s June quarter. The effective tax rate for the June quarter was 26.2%, reflecting a reduction in income tax expense due to the favorable resolution of an income tax contingency in the amount of $4.6 million, a change in mix of earnings in countries with tax rates that are lower than the U.S. tax rate, offset by various tax adjustments.
2007 Fiscal Full Year Results
Revenue for the twelve months ended June 30, 2007 was $3.27 billion, an increase of 14.1% compared with the prior fiscal year. Revenue in local currencies increased 11.8% as currency translation increased revenue by $60.2 million compared with the prior fiscal year. Revenue for the year included $202.5 million from Woodhead Industries, which the Company acquired on August 10, 2006. Revenue increased 9% in the consumer market, 3% in the telecom market (including both infrastructure and mobile), and 6% in the data market. Revenue in the automotive market increased 11%. Revenue in the industrial market, including the acquisition of Woodhead Industries increased 100% and by 16% excluding Woodhead.
Net income was $240.8 million, or $1.30 per share. Included in the fiscal year results was a restructuring charge of $36.9 million ($30.3 million after-tax or approximately $0.16 per share). Also included in the fiscal year were favorable tax and other adjustments of approximately $0.04 per share. Currency translation increased net income by $1.2 million when compared to the prior year. These results compare with net income of $236.1 million, or $1.26 per share for the prior year. Included in the prior year results was a restructuring charge of $26.4 million ($19.2 million after-tax or $0.10 per share).
Orders and Backlog
Orders for the June quarter were $775.8 million, compared with $785.2 million in the prior year June quarter, and $782.8 million in the March quarter. The Company’s order backlog on June 30, 2007 was $332.5 million, compared with $370.0 million in the prior year June quarter, and $345.9 million in the March quarter. Woodhead Industries contributed bookings of $58.6 million to the current quarter, and had a backlog of $24.3 million on June 30, 2007.
Research and Development and Capital Spending
Research and development expenditures for the June quarter were $37.4 million, compared with $35.7 million in the prior year June quarter. Capital expenditures for the June quarter were $77.4 million, compared with $82.9 million in the prior year June quarter. Depreciation expense was $59.9 million, compared with $53.7 million in the prior year June quarter.
Cash and Working Capital
During the June quarter total cash increased by $87.8 million to $460.9 million. Accounts receivable declined by $7.2 million and the level of accounts receivable outstanding improved by 2 days. Inventory declined by $22.7 million with a reduction in days outstanding of 2 days.

Increase in Cash Dividend
The Company also announced that its Board of Directors has approved an increase in the regular quarterly cash dividend to $0.1125 per share, an increase of 50 percent from the previous cash dividend of $0.075 per share. The new regular quarterly cash dividend will be payable on October 25, 2007 to shareholders of record on September 30, 2007 for each share of Common Stock (MOLX), Class A Common Stock (MOLXA) and Class B Common Stock, and will continue quarterly until further action by the Board. Martin P. Slark commented, “The cash dividend has been increased by 200% since the beginning of fiscal 2006. The current increase reflects our current strong financial position, and the expected improvement in return on invested capital from our reorganization and restructuring actions.”
Stock Buyback Actions
During the quarter, the Company repurchased 415,000 shares of Class A Common Stock (MOLXA) and 130,000 shares of Common Stock (MOLX) at a total cost of $14.9 million. The Board of Directors previously authorized the repurchase of up to $250.0 million of common stock through September 30, 2007. As of June 30, 2007, approximately $15.2 million was remaining under this authorization.
Reorganization and Restructuring Update
The Company has transitioned to a new global organization structure effective July 1, 2007. The new structure realigns the company into five product-focused global divisions and one global sales and marketing division and replaces the previous geographic based regional organization. When the Company announced this initiative on August 2, 2006, it mentioned a major benefit would be to leverage its global resources and streamline operations. As a result, significant opportunities to reduce cost and to improve return on invested capital have been identified and are now being implemented.
On June 18, 2007 the Company announced a restructuring plan that is expected to result in pre-tax charges of $100 to $125 million. The plan includes head-count reductions, realignment of manufacturing capacity and certain plant closures. As previously mentioned, the Company recorded $36.9 million of the total pretax charge in the June 2007 quarter, including $28.2 million for employee termination costs and $8.7 million for manufacturing asset impairments or write-offs.
During fiscal years 2008 and 2009, the Company will focus on reducing operating costs consistent with its goal of improving return on invested capital. In a global industry with short order lead-times and an extremely diversified range in both number and complexity of products, the manufacturing component of restructuring must be approached sequentially to avoid any potential impact to delivery performance. This phased approach is reflected in the Company’s financial guidance for fiscal 2008. Based on the current implementation schedule, the Company estimates that approximately $35 million of the remaining estimated pretax restructuring charge of $65 to $85 million will be recorded in fiscal 2008, with the remainder in fiscal 2009. The Company expects that when fully implemented by the close of fiscal year 2009, the annualized pretax savings from the restructuring activities will be in the range of $75 to $100 million. The Company estimates pretax savings of $20 to $25 million in fiscal 2008.

2008 Fiscal Year and First Fiscal Quarter Outlook
The Company believes it has a strong competitive position in its major markets which is being enhanced by the global reorganization. In addition, the Company’s current financial position is strong and supportive of new product development and strategic acquisitions.
Although the direction of the global economy is uncertain, the Company believes that it is useful to provide its initial outlook for the coming year. For the fiscal year ending June 30, 2008, revenue is estimated in a range of $3.25 to $3.35 billion. The Company expects that earnings per share will be in a range of $1.25 to $1.33. These estimates include a restructuring charge of approximately $0.15 per share. The Company’s revenue estimate is based upon the current level of orders and the expectation of low single-digit growth in the connector market. The outlook has been tempered by signs of a potential contraction in consumer spending primarily in the developed economies. The estimate also includes a reduction of approximately $70 million in revenue compared with fiscal year 2007 from non-core businesses the Company has exited.
The Company expects that revenue for the first fiscal quarter ending September 30, 2007, will be in a range of $770 to $800 million, and earnings per share will be in a range of $0.25 to $0.29. These estimates include a restructuring charge of approximately $0.01 per share.
The Company estimates that capital expenditures for the fiscal year ending June 30, 2008 will be in a range of $280 to $310 million. Capital expenditures were $296.9 million for the fiscal year ended June 30, 2007.
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under “Reorganization and Restructuring Update” and “2008 Fiscal Year and First Fiscal Quarter Outlook”, as well as statements regarding the integration of, and potential synergies from the Woodhead acquisition, customer demand and inventory levels and future growth expectations. These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the risks associated with the integration of the Woodhead acquisition; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a Market-Focused Global Organization.

Other risks and uncertainties are set forth in Item 1A “Risk Factors” of its Form 10-K for the year ended June 30, 2007, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Earnings Conference Call Information
A conference call will be held on Wednesday, August 1, 2007 at 4:00 pm central. Please dial (866) 713-8562 to participate in the conference call. International callers please dial (617) 597-5310. Please dial in at least five minutes prior to the start of the call and refer to participant passcode 31476192. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / passcode 15729079.
Analysts Meeting Information
An analysts meeting will be held on Thursday, August 2, 2007 in Rosemont, Illinois. Internet users will be able to access the morning sessions by web-cast, including slide materials, live and in replay in the “investors” section of the Company’s website as mentioned above. The sections available by web-cast are:

10:00 — 10:15 AM CDT	Welcome and brief summary of meeting and FY07 review
10:15 — 10:30	Review of financial impact of restructuring
10:30 — 11:30	Looking forward
11:30 — 11:45	Question and answer session
Note: The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.
Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 59 plants in 19 countries throughout the world.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Consolidated Balance Sheets
(in thousands, except per share data)

	June 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$378,361	$332,815
Marketable securities	82,549	152,728
Accounts receivable, less allowances of $31,064 in 2007 and $26,513 in 2006	685,666	660,665
Inventories	392,680	347,312
Deferred income taxes	16,171	19,054
Prepaid expenses	35,400	35,659

Total current assets	1,590,827	1,548,233
Property, plant and equipment, net	1,121,369	1,025,852
Goodwill	334,791	149,458
Non-current deferred income taxes	103,626	130,471
Other assets	165,495	120,406

Total assets	$3,316,108	$2,974,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$1,537	$968
Accounts payable	279,847	305,876
Accrued expenses:
Salaries, commissions and bonuses	66,532	92,730
Other	121,358	99,004
Income taxes payable	61,677	96,234

Total current liabilities	530,951	594,812
Other non-current liabilities	25,612	15,591
Accrued pension and other postretirement benefits	108,693	75,055
Long-term debt	127,821	7,093

Total liabilities	793,077	692,551

Commitments and contingencies

Stockholders’ equity:
Common Stock, $0.05 par value; 200,000 shares authorized; 111,730 shares issued at 2007 and 111,297 shares issued at 2006	5,587	5,565
Class A Common Stock, $0.05 par value; 200,000 shares authorized; 108,562 shares issued at 2007 and 106,598 shares issued at 2006	5,428	5,330
Class B Common Stock, $0.05 par value; 146 shares authorized; 94 shares issued at 2007 and 2006	5	5
Paid-in capital	520,037	442,586
Retained earnings	2,650,470	2,464,889
Treasury stock (Common Stock, 12,297 shares at 2007 and 11,887 shares at 2006; Class A Common Stock, 24,040 shares at 2007 and 22,497 shares at 2006), at cost	(799,894)	(743,219)
Accumulated other comprehensive income	141,398	106,713

Total stockholders’ equity	2,523,031	2,281,869

Total liabilities and stockholders’ equity	$3,316,108	$2,974,420

Molex Incorporated
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenue	$791,848	$783,799	$3,265,874	$2,861,289
Cost of sales	554,046	525,182	2,249,166	1,918,659

Gross profit	237,802	258,617	1,016,708	942,630

Selling, general and administrative	161,826	153,644	658,289	606,532
Restructuring costs	36,869	10,680	36,869	26,354

Total operating expenses	198,695	164,324	695,158	632,886

Income from operations	39,107	94,293	321,550	309,744

Gain (loss) on investment	1,197	(1,360)	1,159	(1,245)
Equity income	1,620	1,023	6,966	9,456
Interest income, net	2,413	2,304	8,582	9,929

Total other income, net	5,230	1,967	16,707	18,140

Income before income taxes	44,337	96,260	338,257	327,884

Income taxes	11,615	25,789	97,489	91,793

Net income	$32,722	$70,471	$240,768	$236,091

Earnings per share:

Basic	$0.18	$0.38	$1.31	$1.27
Diluted	$0.18	$0.38	$1.30	$1.26

Average common shares outstanding:

Basic	184,049	183,933	183,961	185,521
Diluted	185,356	186,274	185,565	187,416

Molex Incorporated
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended June 30,
	2007	2006	2005
Operating activities:
Net income	240,768	236,091	150,116
Add (deduct) non-cash items included in net income:
Depreciation and amortization	237,912	214,657	231,364
Asset write-downs included in restructuring costs	8,667	2,870	14,443
(Gain) loss on investments	(1,154)	1,245	(2,916)
Goodwill impairment	—	—	22,876
Deferred income taxes	20,998	(8,501)	7,691
Loss (gain) on sale of property, plant and equipment	1,800	(701)	11,811
Share-based compensation	27,524	30,548	18,420
Other non-cash items	12,041	(777)	5,757
Changes in assets and liabilities, excluding effects of foreign currency adjustments and acquisition:
Accounts receivable	31,736	(107,210)	(3,575)
Inventories	(9,005)	(47,014)	(24,739)
Accounts payable	(57,479)	43,875	16,400
Other current assets and liabilities	(60,421)	58,857	(3,287)
Other assets and liabilities	(1,953)	19,916	(13,526)

Cash provided from operating activities	451,434	443,856	430,835

Investing activities:
Capital expenditures	(296,861)	(276,783)	(230,895)
Proceeds from sales of property, plant and equipment	9,946	24,436	11,529
Proceeds from sales or maturities of marketable securities	4,856,301	1,351,165	3,460,220
Purchases of marketable securities	(4,785,080)	(1,313,829)	(3,543,679)
Acquisitions, net of cash acquired	(238,072)	(24,565)	—
Other investing activities	7,637	(1,203)	16,593

Cash used for investing activities	(446,129)	(240,779)	(286,232)

Financing activities:
Proceeds from revolving credit facility	44,000	—	—
Payments on revolving credit facility	(44,000)	—	—
Proceeds from issuance of long-term debt	131,045	—	—
Payments of long-term debt	(26,937)	(3,693)	(4,177)
Cash dividends paid	(55,176)	(34,843)	(25,965)
Exercise of stock options	15,416	15,783	12,038
Excess tax benefits from share-based compensation	1,714	369	—
Purchase of treasury stock	(34,889)	(165,323)	(58,217)
Other financing activities	(2,644)	(2,107)	632

Cash used for financing activities	28,529	(189,814)	(75,689)

Effect of exchange rate changes on cash	11,712	9,796	6,411

Net increase in cash and cash equivalents	45,546	23,059	75,325
Cash and cash equivalents, beginning of year	332,815	309,756	234,431

Cash and cash equivalents, end of year	$378,361	$332,815	$309,756

Supplemental cash flow information:
Interest paid	$2,857	$928	$921
Income taxes paid	$95,197	$70,092	$81,377